KRUMREY INDUSTRIAL MINERALS, LLC
INDUSTRIAL MINERALS EXPLORATION, DEVELOPMENT, MINING & PROCESSING

1224 HIGHWAY 478, P O BOX 988, ANTHONY, NEW MEXICO 88021
PHONE: 575-882-7451   FAX: 575-589-3431 EMAIL: krumindminerals@aol.com

December 29, 2010

Daleco Resources Corporation
Clean Age Minerals, Inc.
Gary J. Novinskie, President
120 North Church Street
West Chester, Pa 19380

Mr. Gary J. Novinskie:

We have changed our name from K T Minerals, Inc. to the above to better describe our services this past year.   Our web site is www.krumreyindustrialminerals.com.

The report on the Sierra Kaolin deposit located in Sierra County, New Mexico dated August 26, 2008, is a culmination of a complete geologic study and re-evaluation of all core drilling and core logs.   The claims are held jointly by Daleco Resources Corp., Clean Age Minerals, Inc. and Tecumseh Professional associates, Inc.   This report encompasses a complete compilation of property location, leases, section lines, localized regional, structural and mineralization geology inclusive of sample analysis and reserve estimates into the various categories and resource estimates.

All work on this project has been in compliance with all professional standards as prescribed and defined by the SEC regulations and acceptable definitions concerning resource development.

The report produced by K T Minerals, Inc., now Krumrey Industrial Minerals, LLC., is in our opinion, an accurate depiction and calculation of the explored kaolin resource.

Krumrey Industrial Minerals, LLC., Lloyd W. Krumrey, Jr., president, consents to the inclusion of this report and all data, within, to Daleco Resource, Corp. and Clean Age Minerals, Inc. in it’s annual report as filed with the Security and Exchange Commission on Form 10-KSB.

Respectfully Submitted:

Lloyd W. Krumrey, Jr.
President